SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                   FORM 8-K


                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                            Securities Exchange Act


      Date of Report (Date of earliest event reported):  February 13, 1996


                  Burlington Northern Santa Fe Corporation
          (Exact Name of Registrant as Specified in Its Charter)



                                   Delaware
                 (State or Other Jurisdiction of Incorporation)



               1-11535                                 41-1804964
        (Commission File Number)                    (I.R.S. Employer
                                                    Identification No.)


     3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102-5384
             (Address of Principal Executive Offices)  (Zip Code)


                                 (817) 333-2000
               (Registrant's Telephone Number, Including Area Code)


                                (Not Applicable)
           (Former Name or Former Address, If Changed Since Last Report)



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                   INFORMATION TO BE INCLUDED IN THE REPORT



Item 5.	Other Events.


On February 6, 1996, in Crow Agency, Montana, a Crow Tribal Court jury returned a verdict against Burlington Northern Railroad Company ("BN"), a subsidiary of Burlington Northern Santa Fe Corporation (the "Company"), for $250 million in compensatory damages in a civil case arising out of a 1993 grade crossing accident on the Crow Indian Reservation. The verdict was in favor of two of the three plaintiffs that have filed an action arising from this accident. The third plaintiff's case is still pending.
BN intends to appeal the verdict and believes it has strong legal arguments in its favor. Given the strength of its legal agruments, available insurance and existing reserves, the Company does not expect that the ultimate outcome of this matter will have a material effect on its results of operations or financial condition.


On February 1, 1996, a freight train operated by The Atchison, Topeka and Santa Fe Railway Company, a subsidiary of the Company, derailed in Cajon Pass, California. Forty-five cars and four locomotives were derailed. Two of the three crew members died and a third was injured. Four of the derailed cars carried hazardous chemicals, and a fire ignited as a result of the derailment. The fire caused U.S. Interstate 15 to be closed temporarily. It also caused the temporary evacuation of local residents and business owners in the surrounding area. The Company does not believe that any liability arising out of the derailment will have a material effect on its results of operations or financial condition.



Attached as Exhibit 12.1 is a statement regarding computation of ratio of earnings to fixed charges for the year ended December 31, 1995 and a pro forma computation of ratio of earnings to fixed charges for the year ended December 31, 1995, which displays the effects of the business combination of Burlington Northern Inc. and Santa Fe Pacific Corporation on September 22, 1995.


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                                 SIGNATURES





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 BURLINGTON NORTHERN SANTA FE CORPORATION
                                 (Registrant)


Date:  February 13, 1996          By:	/s/ Thomas N. Hund
                                  (Signature)
                                  Thomas N. Hund
                                  Vice President and Controller


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                                 EXHIBIT INDEX



Exhibit
Number                              Description of Exhibit


12.1                                Statement of Computation
                                    of Ratio of Earnings to Fixed Charges



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